Ellington Credit Company Announces Financial Results for the First Fiscal Quarter Ended June 30, 2025
OLD GREENWICH, Connecticut—August 19, 2025—Ellington Credit Company (NYSE: EARN) ("we") today reported financial results for the quarter ended June 30, 2025.
Highlights
•Net asset value (NAV) per share was $6.12 as of June 30, 2025, which includes the effects of distributions of $0.24 per share for the quarter, as compared to NAV per share of $6.08 as of March 31, 2025.
•GAAP net income was $10.2 million, or $0.27 per share.
•Net investment income ("NII") was $6.5 million, or $0.17 per share.
◦Adjusted net investment income1 was $6.6 million, or $0.18 per share.
•CLO portfolio grew to $316.9 million as of June 30, 2025, as compared to $249.9 million as of March 31, 2025.
◦CLO debt investments—$148.9 million, as compared to $85.5 million as of March 31, 2025.
◦CLO equity investments—$168.0 million, as compared to $164.4 million as of March 31, 2025.
◦Purchased $90.6 million of CLO investments and sold $15.9 million.
•Weighted average GAAP yield for the quarter, based on amortized cost, of 15.6% on the total CLO portfolio.
•Received $15.9 million in recurring cash distributions2 from the investment portfolio, or $0.42 per share.
•Distribution rate of 17.2% based on the August 18, 2025 closing stock price of $5.59, and monthly distribution of $0.08 per common share declared on August 7, 2025.
Management Commentary
“During the second calendar quarter of 2025—our first quarter as a registered closed-end fund and the first quarter of our new fiscal year—we generated a robust annualized return of 19.7%, completed the disposition of our legacy mortgage-related investments with minimal impact on NAV, and aggressively scaled our CLO portfolio by another 27% sequentially to $317 million,” said Laurence Penn, Chief Executive Officer and President.
“Our excellent results for the quarter were driven by strong performance across both CLO equity and mezzanine debt, as well as timely and opportunistic deployment, following the April selloff, of the capital freed up by the sale of the remaining mortgage portfolio. Active trading throughout the quarter further enhanced our returns.
“Volatility early in the quarter generated compelling buying opportunities, and while markets recovered in May and June, we continued to find high-conviction investment opportunities. As the quarter progressed and credit spreads tightened, we also took the opportunity to layer on additional credit hedges at attractive entry points.
“While our net investment income lagged during the quarter as a result of the capital rotation, our current ample dry powder for deployment should boost NII in the coming months. At our current rate of deployment, we project that, starting with September, NII will cover the monthly distribution.”
Distributions
During and subsequent to the quarter ended June 30, 2025, our Board of Trustees declared the following distributions on our common shares.

Declaration Date	Record Date	Payment Date	Distribution Per Share
April 3, 2025	April 30, 2025	May 27, 2025	$0.08
May 7, 2025	May 30, 2025	June 30, 2025	0.08
June 9, 2025	June 30, 2025	July 31, 2025	0.08
July 8, 2025	July 31, 2025	August 29, 2025	0.08
August 7, 2025	August 29, 2025	September 30, 2025	0.08
1 Adjusted net investment income is a non-GAAP financial measure. See "Reconciliation of Adjusted Net Investment Income to Net Investment Income" below for an explanation regarding the calculation of Adjusted net investment income.
2 "Recurring cash distributions" primarily includes distributions received from our CLO investments but excludes cash received from CLO redemptions or sales during the quarter.

Investment Portfolio
The following table summarizes the composition of the investment portfolio as of June 30, 2025.

(In thousands)	Amortized Cost	Fair Value	% of Total Investments
U.S. CLO debt	$116,246	$117,930	37.2%
European CLO debt	28,671	30,938	9.8%
Total CLO debt	144,917	148,868	47.0%
U.S. CLO equity	152,729	155,235	48.9%
European CLO equity	12,226	12,755	4.0%
Total CLO equity	164,955	167,990	52.9%
Total CLO debt and equity	309,872	316,858	99.9%
Other investments	436	421	0.1%
Total investments	$310,308	$317,279	100.0%
Results of Operations
The following table summarizes our operating results for the quarter ended June 30, 2025:

	Quarter Ended June 30, 2025
	U.S. CLO Debt	European CLO Debt	U.S. CLO Equity	European CLO Equity	Other(1)	Total	Total Per Share
(In thousands, except share and per share amounts)
Interest income	$3,314	$696	$6,076	$455	$1,045	$11,586	$0.31
Other investment income	—	—	84	—	—	84	—
Total investment income	3,314	696	6,160	455	1,045	11,670	0.31
Interest expense	(774)	(126)	(262)	(13)	(540)	(1,715)	(0.05)
Other expenses	—	—	—	—	(3,434)	(3,434)	(0.09)
Net investment income	2,540	570	5,898	442	(2,929)	6,521	0.17
Net realized gain (loss) on investments	318	(1)	176	(25)	(239)	229	0.01
Change in net unrealized gain (loss) on investments	1,684	199	2,507	(599)	(14)	3,777	0.10
Credit and foreign currency hedges, and other activities					(322)	(322)	(0.01)
Net income (loss)	$4,542	$768	$8,581	$(182)	$(3,504)	$10,205	$0.27
Net income (loss) per share(2)	$0.12	$0.02	$0.23	$(0.01)	$(0.09)	$0.27
(1) Includes interest income and expense and net realized and change in unrealized gains and (losses) associated with corporate debt and equity and legacy mortgage‑related investments (substantially all of which were sold following the Company’s conversion to a regulated investment company). Also includes management fees, performance fees, and general and administrative expenses.
(2) Based on weighted average shares outstanding for the quarter ended June 30, 2025 of 37,559,195 shares.
CLO Performance
The quarter ended June 30, 2025 opened with pronounced cross-asset volatility, driven by investor concerns over tariffs and the potential for a broad economic slowdown. The uncertainty contributed to substantial widening in corporate credit spreads and declines in leveraged loan prices across the U.S. and Europe in early April. Market sentiment rebounded quickly, however, following the April 9 announcement of a 90-day pause on most tariffs. Corporate credit spreads tightened and volatility declined over the remainder of the quarter, while the CLO market benefited from sustained demand for leveraged loans, strong capital inflows, and improving fundamentals among corporate borrowers.
In the U.S., leveraged loan prices rose quarter over quarter overall, despite a sharp decline in early April. Elevated credit dispersion remained a key concern in both the U.S. and Europe, with continued underperformance of loans from lower-quality borrowers, particularly those more exposed to tariff risk. Within U.S. CLO debt, higher-quality, deleveraging profiles delivered the strongest performance, although heavy CLO issuance late in the quarter limited further tightening of credit spreads. U.S.

CLO equity benefited from strong investor demand and declining market volatility, with newly reset or recently issued CLOs featuring long reinvestment periods outperforming shorter-tenor profiles.
Overall, European CLOs underperformed their U.S. counterparts during the quarter. While European leveraged loan prices rose modestly quarter over quarter, they trailed the stronger rebound seen in U.S. leveraged loans. Dispersion in the European loan market also increased relative to the U.S., further contributing to underperformance of junior tranches. However, increased investor demand for non-U.S. credit exposure partially offset this weakness, as some investors rotated out of U.S. CLOs and into European CLOs.
Our CLO strategy generated excellent results for the quarter, driven by strong net investment income and net realized and unrealized gains across both U.S. equity and mezzanine investments. In particular, our performance was enhanced by active trading during the quarter, as well as deal calls of two mezzanine positions owned at discounts to par, and a beneficial reset of a CLO equity position. Detracting modestly from these gains were small net losses on our European CLO equity and on credit hedges designed to protect against downside risk. We ended the quarter with a CLO portfolio of $316.9 million with a weighted average expected yield of 15.0%, based on fair market value, and cash and cash equivalents of $36.6 million.
Net Asset Value Summary
The following table summarizes our assets and liabilities as of June 30, 2025:

(In thousands, except share and per share amounts)	June 30, 2025
Assets
Investments, at fair value	$317,279
Cash and cash equivalents	36,644
Other assets	10,023
Total assets	363,946
Liabilities
Reverse repurchase agreements	112,669
Other liabilities	21,544
Total liabilities	134,213
Net asset value	$229,733
Common shares outstanding	37,559,195
Net asset value per common share	$6.12
About Ellington Credit Company
Ellington Credit Company (the "Fund") is a non-diversified closed-end fund that seeks to provide attractive current yields and risk-adjusted total returns by investing primarily in collateralized loan obligations ("CLOs"), with a focus on mezzanine debt and equity tranches. The Fund is externally managed and advised by an affiliate of Ellington Management Group, L.L.C., a leading fixed-income investment manager founded in 1994. The Fund benefits from Ellington’s extensive experience and deep expertise in portfolio management, credit analysis, and risk management.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Wednesday, August 20, 2025 to discuss our financial results for the quarter ended June 30, 2025. To participate in the event by telephone, please dial (800) 343-4849 at least 10 minutes prior to the start time and reference the conference ID: EARNQ126. International callers should dial (203) 518-9848 and reference the same conference ID. The conference call will also be webcast live over the Internet and can be accessed via the "For Investors" section of our web site at www.ellingtoncredit.com. To listen to the live webcast, please visit www.ellingtoncredit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on our website at www.ellingtoncredit.com under "For Investors—Presentations."
A dial-in replay of the conference call will be available on Wednesday, August 20, 2025, at approximately 2:00 p.m. Eastern Time through Wednesday, August 27, 2025 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 925-9356. International callers should dial (402) 220-5385. A replay of the conference call will also be archived on our web site at www.ellingtoncredit.com.

Cautionary Statement Regarding Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "may," "expect," "project," "believe," "intend," "seek," "plan" and similar expressions or their negative forms, or by references to strategy, plans, or intentions. Forward-looking statements are based on our beliefs, assumptions and expectations of our future operations, business strategies, performance, financial condition, liquidity and prospects, taking into account information currently available to us. These beliefs, assumptions, and expectations are subject to numerous risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations and strategies may vary materially from those expressed or implied in our forward-looking statements. The following factors are examples of those that could cause actual results to vary from those stated or implied by our forward-looking statements: changes in interest rates and the market value of our investments, market volatility, changes in the default rates on corporate loans, our ability to borrow to finance our assets, changes in government regulations affecting our business, a deterioration in the market for collateralized loan obligations, our ability to adapt to the new regulatory regime associated with our conversion to a closed-end fund/RIC, potential business disruption related to our conversion to a closed-end fund/RIC, ability to achieve the anticipated benefits of our conversion to a closed-end fund/RIC, the acceptance by the IRS of the proposed change to our tax year, and other changes in market conditions and economic trends, such as changes to fiscal or monetary policy, heightened inflation, increased tariffs, slower growth or recession, and currency fluctuations. Furthermore, as stated above, forward-looking statements are subject to numerous risks and uncertainties, including, among other things, those described under the heading “Risk Factors” in our Registration Statement on Form N-2, which can be accessed through the link to our SEC filings under "For Investors" on our website (at www.ellingtoncredit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, and is not possible for us to predict or identify them all. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
This release and the information contained herein do not constitute an offer of any securities or solicitation of an offer to purchase securities.
Reconciliation of Adjusted Net Investment Income to Net Investment Income
We calculate Adjusted Net Investment Income as net investment income adjusted for non-recurring expenses. Adjusted Net Investment Income is a supplemental non-GAAP financial measure. We believe that the presentation of Adjusted Net Investment Income provides information useful to investors, because we believe that it is a useful indicator of both current and projected long-term financial performance, in that it excludes the impact of certain expenses that we believe are less useful in forecasting long-term performance and distribution-paying ability.
Our calculation of Adjusted Net Investment Income may differ from the calculation of similarly titled non-GAAP financial measures by our peers, with the result that these non-GAAP financial measures might not be directly comparable. In addition, because Adjusted Net Investment Income is an incomplete measure of our financial results and differs from net investment income computed in accordance with U.S. GAAP, it should be considered supplementary to, and not as a substitute for, net investment income computed in accordance with U.S. GAAP.
In setting our distributions, our Board of Trustees considers our earnings, liquidity, financial condition, distribution requirements, and financial covenants, along with other factors that the Board of Trustees may deem relevant from time to time.
The following table reconciles, for the quarter ended June 30, 2025, our Adjusted Net Investment Income to the line on our Consolidated Statement of Operations entitled Net Investment Income, which we believe is the most directly comparable U.S. GAAP measure:

(In thousands except share amounts and per share amounts)	Quarter Ended June 30, 2025
Net Investment Income	$6,521
Adjustment:
Non-recurring expenses—Strategic transformation costs	75
Adjusted Net Investment Income	$6,596
Weighted Average Shares Outstanding	37,559,195
Adjusted Net Investment Income Per Share	$0.18
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